CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our reports dated May 28, 2009, relating to the financial statements and financial highlights which appear in the March 31, 2009 Annual Reports to Shareholders of Credit Suisse Alternative Capital Multi-Strategy Master Fund, LLC, Credit Suisse Alternative Capital Multi-Strategy Institutional Fund, LLC, Credit Suisse Alternative Capital Long/Short Equity Master Fund, LLC and Credit Suisse Alternative Capital Long/Short Equity Institutional Fund, LLC (the Funds), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm and Legal Counsel" in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York
June 25, 2009